BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Filed in the office of Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20160493846-03 Filing Date and Time 11/07/2016 8:22 AM Entity Number E0163072011-0

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

EMS Find, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation of the Series B Convertible Preferred Stock

3. Filing date of the original document for which correction is being made: 12/21/2015

4. Description of the inaccuracy or defect:

The Certificate of Designation Preferences and Rights of the Series B Convertible Preferred Stock, in Section 6(a)(iii) thereof, mistakenly provided for adjustments to the conversion ratio of the outstanding shares of Series B Convertible Preferred Stock in the event of specified types of changes in the number of outstanding shares of common stock.

5. Correction of the inaccuracy or defect:

The Certificate of Designation Preferences and Rights of the Series B Convertible Preferred Stock is corrected to delete paragraph (iii) of Section 6(a) thereof and to renumber the following paragraph (iv) as paragraph (iii) of Section 6(a) of the Certificate of Designation Preferences and Rights.

6. Signature:

X [signature]
Authorized Signature

President
Title *

11/02/2016
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.